EXHIBIT 99.1

At Autobytel Inc.:
Geri Weinfeld, Director, Investor Relations
Geriw@autobytel.com
949/225-4553

Melanie Webber, Vice President, Corporate Communications
Melaniew@autobytel.com
949/862-3023

Autobytel Inc. Reports Third Quarter 2001 Results

Company on track for Q4 EBITDA breakeven; losses substantially reduced

IRVINE, CA — October 25, 2001— Autobytel Inc. (Nasdaq: ABTL) today reported financial results for the quarter ended September 30, 2001. The reported results include Autoweb.com financials from the date of its acquisition on August 14, 2001.

Revenue for the third quarter was $18.2 million, up 4 percent from revenue of $17.5 million in the same quarter of the prior year, and up 16 percent sequentially from revenue of $15.7 million in the quarter ended June 30, 2001. For the third quarter, of the total revenue, $13.7 million was related to program fees; $1.3 million was automotive manufacturer data and technology fees, including fees from General Motors, Ford, Toyota and Honda; $0.9 million was from international fees and licenses, and $2.3 million was from related products.

The company reported EBITDA, excluding acquisition related charges, for the third quarter of 2001 of $(1.9) million, or $(0.07) per share, compared with EBITDA, excluding special charges, of $(4.9) million or $(0.24) per share, for the quarter ended June 30, 2001.

The company reported a net loss, excluding acquisition related charges, for the third quarter of $2.0 million or $0.08 per share, compared with a net loss excluding special charges, of $3.0 million, or $0.15 per share, for the quarter ended June 30, 2001.

In the third quarter, the company incurred $1.3 million of charges as a result of the acquisition of Autoweb.

The company reported a net loss, including the charges, for the third quarter of 2001 of $3.2 million, or $0.13 per share, compared with a net loss of $7.9 million, or $0.39 per share, in the same quarter of the prior year, and compared with a net loss, including charges, of $36.6 million, or $1.80 per share, in the quarter ended June 30, 2001.

As of September 30, 2001, the domestic cash and cash equivalents were $39.5 million. Additionally, cash on hand at Autobytel Europe (ABTE) was $30.1 million, although this amount may be reduced substantially as a result of ongoing discussions with other investors in ABTE.

“Considering the difficult business environment during the third quarter, we are very pleased with our results. Our substantial reduction of losses, our 16% sequential revenue growth to $18.2 million and our healthy cash balance are particularly heartening,” said Mark Lorimer, President and CEO of Autobytel Inc.

Q4 2001 Outlook

“As we stated earlier, we believe that, excluding any charges, we will reach EBITDA break-even in the fourth quarter of 2001,” continued Lorimer. “Needless to say, our dealers in the Northeast have been significantly impacted by the September 11th events and there continues to be volatility in the automotive industry; however, we continue to monitor all aspects of our business very closely and are encouraged by the recent Opinion Research survey showing that the vast majority of American adults (83%) say that, in light of recent events, there has been no change in their plans to purchase or lease a new or used vehicle.”

Third Quarter Highlights

Acquisition: On August 14, 2001 the company completed its acquisition of Autoweb.com and its division Automotive Information Center (AIC). The combination created one of the world’s largest, most diversified online automotive marketing and information companies providing auto distributors and manufacturers with marketing, data, technology and management services. “We are pleased to report that the integration of Autoweb is on track. Our decision to prepare for the integration immediately after signing in April has allowed us to quickly and effectively combine our businesses and to achieve almost immediate cross-company synergies,” commented Lorimer.

Program Fees: Program fees increased sequentially from $11.5 million to $13.7 million or 19% from the second quarter this year. “We are very pleased with the progress we have made in our lead referral business. Prior to September 11th, program fees and dealer counts were stabilizing due to both the acquisition of Autoweb and the measures we instituted in our dealer sales and support department,” said Lorimer. “Purchase Requests and site visits were down in the first week after September 11th but appear to be heading back to normal levels.”

Automotive Manufacturer Relationships: With the integration of Autoweb.com and AIC into the company’s businesses, Autobytel Inc. now counts 25 major automotive manufacturers among its customer base.

Unique Visitors: Autobytel Inc. sites receive more unique visitors than any other car-buying and ownership site on the web with over 3.5 million in August, according to Jupiter Media Metrix*.

International: During the second quarter, the company announced a restructuring of Autobytel Europe (ABTE) to enhance efficiencies. The company is currently discussing the capital structure of ABTE with the other investors of ABTE. Changes to the capital structure of ABTE could substantially reduce the cash on hand at ABTE and could require Autobytel Inc. to take additional non-cash charges that may be material. The company does not anticipate any reductions to domestic cash-on-hand as a result of such changes.

The company intends to continue to do business in Europe.

Product Development: On October 10, 2001, the company announced that it will offer AutoSuite™ Dealer, a customized package of automotive website and data tools, to all U.S. dealerships. Developed by AIC, the company’s data and technology division, Autosuite™ Dealer is one of the most comprehensive packages of online vehicle research tools ever offered to individual dealers. AIC data and technology currently powers 22 of the major manufacturer websites. The company plans to continue to introduce new products during subsequent quarters to enhance its portfolio of dealer, dealer group and automotive manufacturer offerings.

About Autobytel Inc.

Autobytel Inc. (Nasdaq:ABTL), the diversified online automotive marketing and information company, owns and operates Autobytel.com, Autoweb.com, Carsmart.com, Autosite.com, and AIC (Automotive Information Center). Autobytel Inc.’s mission is to provide marketing, data, technology and management services to benefit every manufacturer and dealership. The company powers manufacturer and portal auto channels with data and tools to help customers buy cars; provides advertising programs for manufacturers and dealers to target customers; develops technology to drive one of the most advanced inventory-based manufacturer’s online car selling programs to date and generates billions of dollars in car sales for dealers through the company’s popular websites.

Serving approximately 6,300 subscribing dealers and 25 international automotive manufacturer customers, Autobytel Inc. sites are receiving more than three million unique visitors a month — more than any other car-buying site — and Autobytel Inc. content and technology has potential exposure to over 90 percent of total web traffic*. It is estimated that the vast majority of the 60 percent of all Americans who go online to research and shop for a car will encounter Autobytel Inc. content or technology, or an Autobytel Inc. brand, during the process.

*Jupiter Media Metrix August 2001 Digital Media Audience Report (Autobytel Inc. sites is the unduplicated audience of the Autobytel and Autoweb properties and Carsmart.com. The car-buying and ownership category as defined by Autobytel. Autobytel Inc. provides content to Yahoo.com, AOL websites, MSN.com and Lycos.com. The unduplicated audience of these four sites accounts for over 90 percent of total traffic.)

The statements contained in this press release that are not historical facts are forward-looking statements under the federal securities laws. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed in, or implied by, such forward-looking statements. Autobytel undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements are changes in general economic conditions, the economic impact of recent or future terrorist attacks, increased dealer attrition, increased pressure on program fees, increased or unexpected competition, that actual costs and expenses of the actions discussed above in this press release exceed the charges taken by the company, the company’s failure to realize anticipated synergies related to the merger with Autoweb and difficulties associated with successfully integrating the parties’ businesses and technologies, changes in laws and regulations and other matters disclosed in Autobytel’s filings with the Securities and Exchange Commission. Investors are strongly encouraged to review our annual report on Form 10-K for the year ended December 31, 2000, and other filings with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect operating results and the market price of our stock.

Autobytel Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except share and per share data)
(unaudited)

	Three Months Ended

	September 30,	June 30,	September 30,
	2001	2001	2000

Revenue:
Program fees	$13,706	$11,547	$14,174
Automotive manufacturer fees	1,256	1,600	—
International	923	1,201	1,322
Related products and services	2,297	1,380	2,043

Total revenue	18,182	15,728	17,539

Operating expenses:
Sales and marketing	11,923	12,781	15,429
Product and technology development	4,934	4,356	6,004
General and administrative	3,236	3,487	3,073

Total operating expenses before depreciation, amortization, stock compensation expense and charges	20,093	20,624	24,506

Operating loss before depreciation, amortization, stock compensation expense and charges	(1,911)	(4,896)	(6,967)
Depreciation, amortization and stock compensation expense	787	839	773

Operating loss before charges	(2,698)	(5,735)	(7,740)
Goodwill impairment	—	21,614	—
International restructuring and related charges	—	11,202	—
Domestic restructuring and other charges	1,254	869	—

Total charges	1,254	33,685	—

Operating loss	(3,952)	(39,420)	(7,740)
Interest income, net	717	923	1,580
Foreign currency exchange gain (loss)	(33)	(259)	(1,758)

Loss before minority interest and provision (benefit) for income taxes	(3,268)	(38,756)	(7,918)
Minority interest gain (loss)	31	2,105	—

Loss before provision (benefit) for income taxes	(3,237)	(36,651)	(7,918)
Provision (benefit) for income taxes	1	(10)	1

Net loss	$(3,238)	$(36,641)	$(7,919)

Basic and diluted net loss per share	$(0.13)	$(1.80)	$(0.39)

Operating loss before depreciation, amortization, stock compensation expense and charges	$(1,911)	$(4,896)	$(6,967)

Basic and diluted operating loss per share before depreciation, amortization, stock compensation expense and charges	$(0.07)	$(0.24)	$(0.34)

Net loss, excluding charges	$(1,984)	$(2,956)	$(7,919)

Basic and diluted net loss per share excluding charges	$(0.08)	$(0.15)	$(0.39)

Shares used in computing basic and diluted net loss per share	25,795,700	20,364,619	20,331,455

Autobytel Inc.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data)

ASSETS

	September 30,	December 31,
	2001	2000

	(unaudited)
Current assets:
Cash and cash equivalents, includes restricted amounts of $3,343 and $15,029, respectively	$69,583	$81,945
Accounts receivable, net of allowance for doubtful accounts of $5,733 and $1,494, respectively	10,973	6,638
Prepaid expenses and other current assets	4,363	4,127

Total current assets	84,919	92,710
Property and equipment, net	3,171	2,537
Investments	—	1,353
Goodwill, net	11,675	23,755
Capitalized software, net	4,041	3,338
Notes receivable	—	530
Other assets	155	86

Total assets	$103,961	$124,309

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$11,769	$9,828
Accrued expenses	18,320	7,519
Deferred revenues	4,927	6,360
Customer deposits	127	185
Other current liabilities	233	371

Total current liabilities	35,376	24,263
Other long-term liabilities	—	47

Total liabilities	35,376	24,310

Minority interest	6,650	8,193
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value; 200,000,000 shares authorized; 30,964,610 and 20,336,083 shares issued and outstanding, respectively	31	20
Warrants	1,332	1,332
Additional paid-in capital	201,891	186,097
Accumulated other comprehensive loss	(1,737)	(16)
Accumulated deficit	(139,582)	(95,627)

Total stockholders’ equity	61,935	91,806

Total liabilities and stockholders’ equity	$103,961	$124,309